Exhibit 99.4

CONSENT OF THE McLean Valuation Services Group, LLC

Alpine Acquisition Corporation

10141 N. Canyon View Lane

Fountain Hills, Arizona 85268

RE:	Proxy Statement / Prospectus of Alpine Acquisition Corporation (“Alpine”), which forms part of the Registration Statement on Form S-4 of Alpine (the “Registration Statement”)

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated May 17, 2022, to the Board of Directors of Alpine as Annex E to the Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission and the references to our firm and our opinion, including the quotation or summarization of such opinion, in such Registration Statement. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission today and not to any amendments or supplements to the Registration Statement, and our opinion is not to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: January 31, 2023

/s/ The McLean Valuation Services Group, LLC
The McLean Valuation Services Group, LLC